Exhibit 99.1

news release
Contact:      Janice McDill
Phone:       312.698.6707
Email:      janice.mcdill@grubb-ellis.com
Grubb & Ellis Completes Sale of Daymark Realty Advisors
SANTA ANA, Calif. (Aug. 10, 2011) — Grubb & Ellis Company (NYSE: GBE) today announced the sale of Daymark Realty Advisors, Inc., to a joint venture entity controlled by Sovereign Capital Management Group and Infinity Urban Century, an investment affiliate of The Infinity Group. Grubb & Ellis has exited the tenant-in-common business with the disposition of its wholly owned subsidiary.
“The sale of Daymark is extremely positive for our company. Daymark was noncore to our Real Estate Services and non-traded REIT businesses. This sale will allow us to focus on profitability and growth, while continuing to review our broader corporate strategic alternatives,” said Thomas P. D’Arcy, president and chief executive officer of Grubb & Ellis.
“We are very pleased to have completed our acquisition of Daymark, which manages one of the most attractive portfolios of tenant-in-common properties in the U.S., and we plan to use our knowledge of the sector to enhance the company’s competitive advantage and performance in the marketplace,” said Etienne Locoh, managing partner of Infinity’s Urban Century investment unit. “We believe that the investment acumen and capital markets relationships of Sovereign Capital and Infinity Urban Century will strengthen this platform with asset capital solutions and deep real estate management experience.”
Grubb & Ellis entered the tenant-in-common business as part of the company’s 2007 merger with NNN Realty Advisors, Inc. Daymark is one of the largest real estate asset management companies in the country, serving more than 5,200 clients and overseeing a nationwide portfolio of commercial property totaling approximately 33 million square feet, including more than 8,700 multifamily units.
The sale involved the purchase of Daymark stock by the joint venture entity. Additional terms of the transaction will be included in a Form 8-K to be filed with the Securities and Exchange Commission.
FBR Capital Markets & Co. served as financial advisor to Grubb & Ellis in connection with the transaction.
About Grubb & Ellis Company
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies in the world. Our 5,200 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment management business, the company is a leading sponsor of real estate investment programs. For more information, visit www.grubb-ellis.com.
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Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 300       Santa Ana, CA 92705       714.667.8252     714.667.6860 fax

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8/10/11
Grubb & Ellis Completes Sale of Daymark Realty Advisors
About FBR & Co.
FBR & Co. (Nasdaq:FBRC) (FBR) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; insurance; real estate; and technology, media & telecom. FBR Fund Advisers, Inc., a subsidiary of FBR, provides clients with a range of investment choices through The FBR Funds, a family of mutual funds. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States and in London. For more information, please visit www.fbr.com.
About Daymark Realty Advisors
Daymark Realty Advisors, Inc. is one of the country’s leading providers of strategic asset management and structured finance services to the tenant-in-common industry. Daymark provides a fully integrated platform of services that focus on maximizing property value and performance, and offers proven expertise in the repositioning of assets, debt restructuring and property recapitalizations. From six offices throughout the country, Daymark manages a nationwide portfolio of commercial real estate properties totaling approximately 33.3 million square feet, including more than 8,700 multifamily units, valued at $4.9 billion (based on purchase price). For more information regarding Daymark Realty Advisors, please visit www.DaymarkRealtyAdvisors.com.
About The Infinity Group and Sovereign Capital Management
The Infinity Group is a New York City based private equity investment company with significant interests in commercial real estate. The firm’s property unit focuses on value-added asset repositioning and distressed real estate investments. Sovereign Capital Management Group, Inc. is a San Diego based real estate company with an established history of successful commercial property portfolio acquisition and management. Over the past ten years, Sovereign has assisted over 1,500 TIC and other retail investors with the restructuring of assets negatively impacted by economic changes. The two firms formed a strategic joint venture for the acquisition of Daymark Realty Advisors, Inc. For more information visit www.infinity-group.com and www.sovcap.com.
Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and events in future periods to be materially different from those anticipated, including risks and uncertainties related to the financial markets. Such factors which could adversely affect the company’s ability to obtain these results include, among other things: (i) the general economic pressures on transaction values of sales and leasing transactions and businesses in general; (ii) a prolonged and pronounced recession in real estate markets and values; (iii) the unavailability of credit to finance real estate transactions in general; (iv) the success of current and new investment programs; (v) the success of new initiatives and investments; (vi) the inability to attain expected levels of revenue, performance, brand equity in general, and in the current macroeconomic and credit environment, in particular; (vii) the occurrence of a bankruptcy by the Met 10 tenant-in-common program or the demand for payments on certain non-recourse/carve-out guaranty and indemnification obligations issued by the company, which may, in turn, in the event such bankruptcy, or such guaranty or indemnification obligations cannot be met, result in a cross-default under the company’s issued and outstanding Convertible Senior Notes; and (viii) other factors described in the company’s annual report on Form 10-K for the fiscal year ending December 31, 2010, the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2011 and in other Current Reports on Form 8-K filed by the company from time to time with the Securities and Exchange Commission. The company does not undertake any obligation to update forward-looking statements.
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Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 300       Santa Ana, CA 92705       714.667.8252     714.667.6860 fax